QuickLinks -- Click here to rapidly navigate through this document

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into this 1st day of November, by Ross Stores, Inc. (the "Company") and James Peters (the "Executive"). The Executive and the Company previously entered into an Employment Agreement (the "Agreement") effective August 14, 2000 (attached hereto) and it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

I.
The Executive and the Company hereby amend the Agreement by deleting Paragraph 9 (c) (i) of the Agreement in its entirety and by replacing it with the following new paragraph 9 (c) (i):

(i)
Lump Sum Payment. The Company shall pay to the Executive (or his designee or estate), immediately upon such termination, a lump sum amount equal to: (A) the sum of the Executive's then current salary and the greater of the most recent bonus paid to the Executive under the Management Incentive Plan or the target bonus for the fiscal year of the Company in which such termination occurs; times (B) the greater of two or the number of years (including partial years computed on a per day basis) remaining in the term of the Agreement under paragraph 1 (as extended pursuant to paragraphs 1 and 4(b)). The Executive will not receive the additional salary (i.e., $1,500,000 for two years) described in paragraph 4 (b) {Change of Control} as part of this lump sum payment. Rather, the additional salary provided in paragraph 4(b) will be paid over two years in accordance with the Company's normal payroll policies applicable to senior officers.

II.
The Executive and the Company further amend the Agreement by adding Paragraph 9 (c) (iv) to the Agreement:

(iv)
Estate Planning. In the event of the termination of Executive's employment following a Change of Control, then Executive shall also be entitled to the reimbursement of the Executive's estate planning expenses (including attorneys' fees) as to which and on the terms of which Executive was entitled prior to the termination for a period of two (2) years following the date of termination of employment.

    Except for the amendments, as set forth above, the Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement as of            , effective            through             .

ROSS STORES, INC.	EXECUTIVE
/s/ Michael Balmuth	/s/ James Peters
Michael Balmuth, Vice Chairman and CEO	James Peters, President and COO
11/01/01 Date	11/11/01 Date

QuickLinks

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT